EXHIBIT 10.34

[***] Represents material information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exvhange Act of 1934, as amended.

FIRST FIT-CROWN DISTRIBUTION AND LICENSE AGREEMENT

by and among

REMEDENT, INC.,

REMEDENT, N.V.,

and

DEN-MAT HOLDINGS, LLC

Dated as of June 3, 2009

-i-

(continued)

-ii-

(continued)

-iii-

FIRST FIT-CROWN DISTRIBUTION AND LICENSE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of June 3, 2009 (the “Effective Date”) by and among Remedent, Inc., a Nevada corporation (“Remedent Nevada”), Remedent N.V., a Belgian corporation (“Remedent Belgium”, and together with Remedent Nevada “Remedent”), and Den-Mat Holdings, LLC, a Delaware limited liability company (“Den-Mat”).

WHEREAS, Remedent Nevada and Remedent Belgium have developed certain products and services known as the First Fit Technology;

WHEREAS, Remedent desires to license such products and services and Remedent desires to appoint Den-Mat to act as the sole and exclusive licensee and distributor of such products and services in the Territory (as defined below);

WHEREAS, Den-Mat and Remedent have agreed that Den-Mat will make royalty payments to First Fit in connection with the sale of certain products by Den-Mat;

WHEREAS, Remedent owns certain patents, trademarks and other intellectual property, and has rights pursuant to certain licenses and other agreements with respect to other patents, trademarks and other intellectual property, and Remedent desires to grant to Den-Mat (to the extent such third party licenses and other agreements permit) an exclusive license of such patents, trademarks and other intellectual property in the Territory; and

WHEREAS, Remedent desires to grant Den-Mat the non-exclusive right to manufacture or have manufactured certain products developed by Remedent.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Remedent and Den-Mat hereby agree as follows.

1.	Defined Terms.

Capitalized terms used herein without definition shall have the respective meanings given to them in Schedule 1.

2.	Distribution Rights.

2.1           Appointment as Distributor of the Products.

2.1.1        Exclusive Distributor. Subject to the terms and conditions in this Agreement, Remedent hereby appoints Den-Mat as the sole and exclusive (even as to Remedent) distributor to market, distribute, license and sell Products in the Territory, and Den-Mat hereby accepts this appointment.  Den-Mat shall market and sell the Products under the trade name “First Fit” or such other trade names and/or trademarks (each a “Designated Mark”) designated by Remedent, provided that once Den-Mat begins marketing a Product under a Designated Mark, any change in, addition of, or cessation of the Designated Mark used in connection with such Product shall require the mutual agreement of Remedent and Den-Mat.  All rights to the Designated Marks shall belong to Remedent and, except in the case of termination pursuant to Section 11.3, upon termination of this Agreement (and expiration of any Sell-Off Period), Den-Mat shall assign to Remedent all of Den-Mat’s right, title and interest in and to the Designated Marks.  Notwithstanding the foregoing, Den-Mat may use the Designated Mark together with another trademark or trade name selected by Den-Mat (such as “Lumi-Crown”) (hereinafter, “Den-Mat’s Mark”) in connection with the sale and/or marketing of the Products, provided that in any packaging or marketing materials in which the Products are co-branded, the size of the type set used for the Designated Mark must be at least 150% of the size of the type set used for Den-Mat’s Mark.

2.1.2        Subdistributors. Den-Mat may authorize sub-distributors and subcontractors to manufacture, market, distribute, license and sell Products in accordance with this Section 2, without Remedent’s consent, provided that within ten (10) days after the appointment of such sub-distributor or subcontractor after the Effective Date, Den-Mat shall notify Remedent of the identity, address and market of such sub-distributor or subcontractor.  Den-Mat shall not sell or otherwise transfer Products to any sub-distributor or subcontractor until such sub-distributor or subcontractor enters into a form of written agreement ("Subdistributor Agreement") with Den-Mat, which shall (a) include provisions to bind such sub-distributor or subcontractor to terms and conditions substantially similar to the product scope and other limitations set forth in Sections 2, 3 and 4 and (b) authorize Remedent to enforce such provisions.

2.2          [RESERVED]

2.3          Cessation of Use.  Upon termination of this Agreement or, if later, upon the conclusion of any applicable Sell-Off Period, Den-Mat shall cease having rights to manufacture, market, distribute, license and sell Products in the Territory.

3.	Intellectual Property License Rights.

3.1          Grants.

3.1.1        Use of Existing Intellectual Property in the Territory.  Subject to the terms and conditions in this Agreement, Remedent hereby grants to Den-Mat a sole and exclusive (even as to Remedent) transferable and sublicensable right and license to use within the Territory the Intellectual Property owned or used by Remedent that is related to the Products as it exists on the Effective Date.  Notwithstanding the foregoing, (a) Remedent retains the right to use and license to any Person performing contract manufacturing for Remedent (concurrently with Den-Mat’s right to use) such Intellectual Property solely in connection with the manufacture of the Products for sale outside of the Territory and for internal product development related to the Products and (b) this grant shall not include any rights to the name, logo, trade name or trademark ‘Remedent’.  For purposes of clarity, during the term of this Agreement, Remedent shall not use the Designated Mark in the Territory without the prior written consent of Den-Mat.  During the forty-five (45) day period after the Effective Date, Den-Mat shall provide such cooperation to Remedent as Remedent may reasonably request related to developing and implementing guidelines for use of the trademarks included among the Intellectual Property licensed to Den-Mat pursuant to this Section 3.1.1 sufficient to enable Remedent to preserve such trademarks; provided, however, Den-Mat shall not be required to adopt or implement any such guideline to the extent doing so would adversely affect Den-Mat's ability to comply with the terms of this Agreement, materially impact Den-Mat's costs of performance under this Agreement or otherwise would not be commercially reasonable.

3.1.2        Use of Future Intellectual Property.  Subject to the terms and conditions in this Agreement, Remedent hereby grants to Den-Mat a sole and exclusive (even as to Remedent) transferable and sublicensable right and license to use within the Territory the Intellectual Property owned or used by Remedent that is related to the Products and is developed (whether directly or indirectly, individually or jointly with others) by Remedent (or any of Remedent’s Affiliates) or acquired by Remedent (or any of Remedent’s Affiliates) after the Effective Date, except that (a) such grant is subject to the limitations set forth in Section 3.2, and (b) Remedent retains the right to use and license to any Person providing contract manufacturing to Remedent (concurrently with Den-Mat’s right to use) such Intellectual Property solely in connection with the manufacture of the Products for sale outside of the Territory and for internal product development related to the Products.

3.1.3        Grants to Third Parties.  The parties acknowledge that the rights granted to Den-Mat pursuant to this Agreement are exclusive only in the Territory and that Remedent may appoint other Persons to become manufacturers, distributors or licensees of the Products for sale in countries outside of the Territory.

3.2          Rights in Future Intellectual Property.

3.2.1        Remedent.  Remedent shall promptly notify Den-Mat of any Intellectual Property developed (whether directly or indirectly, individually or jointly with others) by Remedent (or any of Remedent’s Affiliates) or acquired by Remedent (or any of Remedent’s Affiliates) after the Effective Date related to the Products and concurrently therewith deliver such Intellectual Property to Den-Mat as provided in Section 3.3.  The grants provided in Section 3.1 shall not apply to any Intellectual Property licensed by Remedent after the Effective Date for which, despite commercially reasonable efforts, Remedent is not able to obtain a sublicense or the right to grant a sublicense enabling Remedent to grant the license contemplated by Section 3.1; provided, however, Remedent shall not thereafter use such Intellectual Property in competition with the Products in the Territory during the term of this Agreement.  Upon being advised that any Intellectual Property Remedent desires to license from another Person after the Effective Date would not be available to Den-Mat as contemplated by Section 3.1, Remedent shall give prompt written notice of such event to Den-Mat and thereafter will not license such Intellectual Property without first cooperating with Den-Mat for a period of at least fifteen (15) Business Days, in such manner as Den-Mat may reasonably request, to obtain a license of such Intellectual Property, on commercially reasonable terms, in the scope contemplated by Section 3.1 or in such more limited scope as Den-Mat may agree.

3.3          Delivery of Intellectual Property.  In connection with the licenses granted to Den-Mat pursuant to Section 3.1, Remedent  shall deliver to Den-Mat, not less than one (1) copy of all computer object code (in machine readable form) and all computer source code and other technology related to the Intellectual Property of Remedent that is related to the Products, provided however, that Remedent’s delivery obligations under this Section 3.3 relating to any Intellectual Property licensed from a Person other than Remedent will be subject to any restrictions that may apply in the license agreements related thereto and, in the event any such restrictions would prohibit delivery to Den-Mat of any such object code, source code or other Intellectual Property, then the restricted object code, source code or other intellectual property shall be held in an escrow arrangement of which Remedent shall cause Den-Mat to be a direct beneficiary in the event of a Remedent Bankruptcy.  From time to time as upgrades or updates of the source code are developed, Remedent and/or its Affiliates shall deliver to Den-Mat a copy of each such upgrade and update.  Notwithstanding anything contained in this Agreement to the contrary, in the event of a Remedent Bankruptcy, Den-Mat shall have the perpetual right and license to use object code, source code and other Intellectual Property delivered to or held in escrow for the benefit of Den-Mat pursuant to the terms of this Agreement.  Den-Mat will protect and maintain the confidentiality of such source code and any confidential Intellectual Property provided to it hereunder to the same extent as it protects and maintains the confidentiality of its own source code and confidential Intellectual Property.

3.4          Cessation of Use.

3.4.1        End of Agreement.  Upon termination of this Agreement (other than due to a Remedent Bankruptcy) or, if later, upon the conclusion of any applicable Sell-Off Period, Den-Mat shall cease using, and shall use its commercially reasonable efforts to cause its subcontractors and subdistributors to cease using, all Intellectual Property of Remedent and all materials, in any format or media, bearing or using the Intellectual Property of Remedent, and promptly return or destroy all tangible and electronic copies of such Intellectual Property, as requested by Remedent, and upon the request of Remedent, certify such destruction in writing. Notwithstanding the foregoing provisions of this Section 3.4.1, Den-Mat may retain one (1) copy of the Intellectual Property of Remedent for Den-Mat’s internal compliance purposes, provided Den-Mat shall protect and maintain the confidentiality of the Intellectual Property retained by it to the same extent as it protects and maintains the confidentiality of its own Intellectual Property.

3.5           Ownership of Intellectual Property.

3.5.1        Independently Developed Intellectual Property.  Subject to Section 3.5.2, each Party shall have the sole and exclusive right to apply for, prosecute and obtain all rights, grants, registrations, orders or proprietary interests of any nature, including, without limitation, patents, copyrights, industrial design and trademark and service mark registrations and any other registrations or grants of rights that are analogous thereto in any and all countries throughout the world in respect of Intellectual Property now owned or independently developed by such Party after the Effective Date.  In addition, with respect to any Intellectual Property related to the Products developed by Remedent (and not subject to Section 3.5.2), Remedent, in its sole discretion at its own cost and expense may apply for, prosecute and obtain all rights, grants, registrations, orders or proprietary interests of any nature, including, without limitation, patents, copyrights, industrial design and trademark and service mark registrations and any other registrations or grants of rights that are analogous thereto in the Territory, in each case as reasonably requested by Den-Mat, and take such other actions as Den-Mat may reasonably request to protect such Intellectual Property in the Territory.  In the event Remedent fails to take any action reasonably requested by Den-Mat as described in the preceding sentence, including, without limitation, upon the occurrence of a Remedent Bankruptcy: (a) Den-Mat may take such action in the Territory, (b) Remedent hereby authorizes Den-Mat to take any such action in its name, (c) Remedent shall provide such assistance as Den-Mat may reasonably request in connection therewith, (d) Den-Mat shall be reimbursed for the costs and expenses incurred by it in connection with such actions as a priority payment from any sale, license fees, royalties, proceeds of infringement actions or other amounts received by Remedent or Den-Mat with respect to such Intellectual Property in the Territory covered by such rights, grants, registration orders or proprietary interests, (e) Remedent shall be reimbursed for the costs and expenses incurred by it in connection with providing cooperation to Den-Mat related to obtaining such rights, grants, registration orders or proprietary interests as a second priority payment from any sale, license fees, royalties, proceeds of infringement actions or other amounts received by Remedent or Den-Mat with respect to such Intellectual Property in the Territory covered by such rights, grants, registration orders or proprietary interests, (f) each of Den-Mat and Remedent shall take such actions as the other may reasonably request to implement the provisions of this Section 3.5.1 with respect to any particular Intellectual Property and (g) the rights, grants, registration orders or proprietary interests so obtained shall be jointly owned by Remedent and Den-Mat.

3.5.2        Jointly Arising Intellectual Property.  In the event the Parties jointly develop any Intellectual Property related to the Products for which a patent or copyright would be available, and if either Remedent or Den-Mat desires to pursue a patent or copyright on such Intellectual Property in any jurisdiction, then the Party who desires to pursue such patent or copyright (in this capacity, the “Filing Party”), shall deliver a notice (a “Notice of Intent to File”) to the other Party identifying the subject Intellectual Property, whether the filing will be for a patent or copyright and the jurisdiction in which such filing will be made.  The Party receiving such Notice of Intent to File may then elect to participate in such filing, in which case it shall cooperate with the Filing Party in connection with such filing and the subsequent prosecution thereof and share the related costs and expenses evenly with the Filing Party.  If the Party receiving such Notice of Intent to File does not deliver to the Filing Party a notice that it elects to participate in such filing and prosecution within thirty (30) days after receiving such Notice of Intent to File, the Filing Party may proceed with such filing and prosecution individually.  If a Filing Party proceeds with such a filing and prosecution individually: (a) the other Party hereby authorizes the Filing Party to identify such Party as a co-owner of the subject Intellectual Property and a co-holder of the rights filed for, (b) the other Party shall provide such assistance as the Filing Party may reasonably request in connection therewith, (c) the Filing Party shall be reimbursed for the costs and expenses incurred by it in connection with such filing and prosecution as a priority payment from any sale, license fees, royalties, proceeds of infringement actions or other amounts received by Remedent or Den-Mat with respect to such Intellectual Property in the territory covered by such patent or copyright, (d) the other Party shall be reimbursed for the costs and expenses incurred by it in connection with providing cooperation as a second priority payment from any sale, license fees, royalties, proceeds of infringement actions or other amounts received by Remedent or Den-Mat with respect to such Intellectual Property in the territory covered by such patent or copyright, (e) each of Den-Mat and Remedent shall take such actions as the other may reasonably request to implement the provisions of this Section 3.5.2 with respect to such Intellectual Property and (f) the patents or copyrights so obtained shall be jointly owned by Remedent and Den-Mat.  Notwithstanding the foregoing, upon the occurrence of a Remedent Bankruptcy, Den-Mat may apply for and obtain exclusive ownership of patents and/or copyrights in any jurisdiction in which such Intellectual Property is then unregistered.

4.	Manufacturing Rights.

4.1          Products.  Remedent hereby grants to Den-Mat the non-exclusive worldwide right to manufacture and produce the Products for sale in the Territory or have the Products manufactured and produced for Den-Mat and/or its subcontractors and subdistributors for sale in the Territory.

4.2          Termination of Right.  Upon termination of this Agreement, or, if later, upon the conclusion of any applicable Sell-Off Period, Den-Mat and/or its subcontractors and subdistributors, shall cease having the right to manufacture Products.

5.	Den-Mat Support Obligations.

5.1           Marketing Support Efforts.  Within 12 months after Den-Mat becomes Fully Operational, Den-Mat shall spend a minimum of one million dollars ($1,000,000), (the “Initial Launch Spend”), to develop and implement commercially reasonable marketing support to maximize sales of Remedent products (which for purposes hereof shall include the Products, as well as the GlamSmile Products and the Other Products (as such terms are defined in the 2008 Agreement)), which support shall include:

[***]

It is understood and agreed that any of the foregoing advertising, mailings, and other sales and marketing materials may include Den-Mat products and all expenditures incurred in connection therewith shall be considered as part of, and counted toward satisfying, Den-Mat’s obligation for the Initial Launch Spend so long as the Remedent products are those most prominently and predominantly featured in such sales and marketing materials.

6.	Payments.

6.1          Development Payment.  Subject to the terms and conditions of this Agreement, Den-Mat shall pay a non-refundable development fee of Four Hundred Thousand Dollars ($400,000) (the “Development Payment”) to Remedent.  The Development Payment shall be payable to Remedent (a) Fifty Thousand Dollars ($50,000) within seven (7) days after the Effective Date and, (b) Three Hundred Fifty Thousand Dollars ($350,000) within twenty one (21) days after the Effective Date.  As additional inducement for Den-Mat’s payment of the Development Payment, Remedent hereby acknowledges that Den-Mat has and shall have no obligation under Section 7.3 of that certain Sub-License Agreement between Den-Mat and Remedent Belgium dated October 21, 2008 for the purchase of the haptic arm products, but such Sub-License Agreement shall remain in full force and effect in all other respects.  In the event that Den-Mat fails to purchase the quantities set forth in Section 7.2 of said Sub-License Agreement then Remedent’s sole remedy shall be to convert Den-Mat into a non-exclusive sub-licensee and distributor.

6.2          Fixed License Payment.  Subject to the terms and conditions of this Agreement (including the satisfaction of the closing conditions described in Section 16), Den-Mat shall pay a non-refundable license fee of Six Hundred Thousand Dollars ($600,000) (the “License Payment”) to Remedent.  The License Payment shall be payable to Remedent in three (3) equal installments of $200,000 each, the first installment being payable on the Closing Date, and the second and third installments being payable on the 30th and 60th day, respectively, after the Closing Date.

6.3          Royalty Payments.  During the term of this Agreement, for each sale of Products, Den-Mat shall pay to Remedent, or its designee,  a royalty payment equal to [***] (the “Royalty Rate”) of Den-Mat’s Net Revenues generated by the sale of the Products.  In addition, in the event that Den-Mat appoints any sublicensees with respect to the Products, (a) Den-Mat shall pay Remedent [***] percent of the royalties it receives from its sub-licensees with respect to sales of the Products made by its sublicensees (the “Royalty Split”), and (b) the amount paid to Remedent in Royalty Split shall not be less than [***] per Case (as defined below), including, for this purpose, any royalty paid by Den-Mat pursuant to the first sentence of this Section 6.3 with respect to Product used in connection with such Case.  For purposes hereof, a “Case” shall mean a dentist’s order for Product in connection with a particular patient prescription with respect to which Den-Mat receives a royalty from its sublicensee.

6.4          Payment and Reports.  For purposes of Section 6.3 , a sale shall be deemed to have been made by Den-Mat at the time the related revenue is recognized by Den-Mat and/or any subdistributor  for its internal accounting purposes (in accordance with GAAP).  Within thirty (30) days after the end of each calendar quarter, Den-Mat shall deliver to Remedent a certified statement from an officer of Den-Mat setting forth (a) the total amount of Den-Mat’s Net Revenues generated by the sale of the Products during such quarter, and (b) a calculation of the royalties payable to Remedent under Section 6.3.  Concurrently with delivering such statement Den-Mat shall pay to Remedent, or its designee, the amount of the royalty payment set forth on such statement.

7.	Requirements to Maintain Exclusivity.

7.1          Den-Mat Exclusivity.

7.1.1        Initial Exclusivity Period.  Den-Mat’s rights as exclusive distributor and licensee under Sections 2 and 3 (“Den-Mat’s Exclusivity”) shall continue at least through the end of the first Contract Period and thereafter throughout the term of this Agreement, unless terminated in accordance with Section 7.1.2.

7.1.2        Termination of Exclusivity.  Den-Mat’s Exclusivity shall terminate at the end of any Contract Period that Den-Mat fails to pay minimum royalties to Remedent in the amount set forth on Exhibit A annexed hereto for such Contract Period.  Notwithstanding the foregoing, Den-Mat may avoid termination of Den-Mat’s Exclusivity by paying to Remedent within thirty (30) days from the end of such Contract Period an amount equal to the difference between the minimum royalties for such Contract Period as set forth on Exhibit A and the amount of royalties actually paid by Den-Mat for such Contract Period.  If Den-Mat’s Exclusivity is terminated, Den-Mat may, at its option, either terminate this Agreement upon ninety (90) days written notice to Remedent, or become a non-exclusive distributor and licensee.  If Den-Mat elects to become a non-exclusive distributor and licensee, this Agreement and Den-Mat’s obligation to pay royalties under Section 6, shall nevertheless continue.

8.	Remedent Support Obligations.

8.1           Remedent’s Marketing Support.  Remedent shall develop and implement commercially reasonable sales and marketing support to the Den-Mat sales effort.  Any materials developed by Remedent will be the property of Remedent, but Den-Mat shall have the exclusive right to use such materials in the Territory during the term of this Agreement.  Remedent shall use its commercially reasonable efforts to provide the following support (all of which shall be subject to Den-Mat’s reasonable approval) for Den-Mat’s sales and marketing efforts:

[***]

9.	Enforcement or Transfer of Rights.

9.1          Intellectual Property.

9.1.1        From and after the date of this Agreement, Remedent, at its sole discretion, in addition to its obligations under Section 3.5.1, shall maintain all of its Intellectual Property related to the Products and enforce all of its rights to protect against any infringing or unauthorized use of such Intellectual Property in the Territory by any Person, except in each case, with the prior written consent of Den-Mat.  Without limitation to the preceding sentence, (a) Remedent shall, at its sole discretion, pay all renewal and maintenance fees on their trademarks, patents and other Intellectual Property in the Territory related to the Products, (b) Remedent shall not acquiesce in any infringement by any Person of such Intellectual Property, nor shall it waive or forbear the exercise of its rights with respect to any such infringement, without, in each case, the prior written consent of Den-Mat and (c) Remedent shall not agree to or acquiesce in any amendment, waiver or forbearance of any provision of any license or other grant by it of any interest in any such Intellectual Property or fail to enforce any right of termination arising from a breach thereof, without, in each case, obtaining the prior written consent of Den-Mat.  In the event Remedent fails to take any such action reasonably requested by Den-Mat referred to in this Section 9.1.1, Den-Mat may take such action, and Remedent hereby authorizes Den-Mat to take any such action in its name.  If Remedent requests the assistance of Den-Mat in connection with the taking of any actions by Remedent under this Section 9.1.1, then Den-Mat shall be entitled to recoup its fees and expenses related thereto either from any recovery obtained by Remedent (after Remedent has recouped its own costs and expenses related thereto) or by off-set against its payment obligations to Remedent under this Agreement.  In addition, in the event Remedent fails to commence an action reasonably requested by Den-Mat and if Den-Mat commences an action in accordance with this Section 9.1.1 involving the commencement or threatened commencement of an action involving an infringement of the Intellectual Property of Remedent related to the Products, and Den-Mat is successful on such claims, then the amount payable by the infringing party shall be applied: first, to pay any fees and expenses incurred by Den-Mat in connection with such action, next to pay any fees and expenses incurred by Remedent in connection with such action at the request of Den-Mat and, finally, any excess shall be allocated [***] to Den-Mat and [***] to Remedent.

9.1.2        So long as Den-Mat’s rights under Section 2.1.1. and Section 3.1.1. remain exclusive to Den-Mat pursuant to the terms of this Agreement, Remedent agrees that in no case, under bankruptcy or otherwise, shall it assign or license any of the Intellectual Property related to the Products or dispose of any interest therein (other than license and distribution agreements in territories other than the Territory), unless prior to effecting any such assignment or license by Remedent of the Intellectual Property, Remedent shall obtain the assignee’s or licensee’s (as applicable) written acknowledgement of the existence of this Agreement and Den-Mat’s rights hereunder.

9.1.3        Remedent acknowledges that this Agreement is an executory contract that would be subject to the provisions of section 365(n) of the U.S. Bankruptcy Code if in the future an involuntary or voluntary proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of Remedent under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Remedent or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and further acknowledges that failure to perform continuing obligations under this Agreement would constitute material breach of this Agreement.  Remedent believes that the royalty payments set forth in this Agreement are distinct from and separate from payments made in this Agreement for other services.  Remedent agrees that Den-Mat may assume or retain the licenses granted under this Agreement if any such proceeding has been instituted, regardless of whether the underlying license is interpreted to prohibit or restrict assignment in any manner, provided that Den-Mat continues to timely make the royalty payments under this Agreement.

10.	Training and Support; Delivery of Customer Information.

10.1        Manuals and Information.  As promptly as practical after execution and delivery of this Agreement, Remedent shall deliver to Den-Mat information, materials, manuals and other technical documents of Remedent sufficient to enable Den-Mat to manufacture, market, distribute, license and sell Products in the Territory as contemplated by this Agreement.  In addition, Remedent shall provide manufacturing personnel to train Den-Mat staff, on fully installed software and hardware, in the technical aspects of manufacturing the Products using the First Fit Technology.

10.2        Marketing and Sales Assistance.

10.2.1        So long as Den-Mat’s rights under Section 2.1.1. and Section 3.1.1. remain exclusive to Den-Mat pursuant to the terms of this Agreement, if Remedent is contacted by any Person seeking to acquire Products in the Territory, Remedent shall refer such sales lead promptly to Den-Mat.

10.2.2        In addition to its obligations under Section 8 and so long as Den-Mat’s rights under Section 2.1.1. and Section 3.1.1. remain exclusive to Den-Mat pursuant to the terms of this Agreement Remedent shall use commercially reasonable efforts to provide the following commercial and technical assistance to Den-Mat in connection with the marketing, distribution and sale by Den-Mat of Products under this Agreement,:

(a)           Remedent shall train the appropriate employees of Den-Mat in marketing the Products;

(b)           At least one (1) time during each calendar year during the term of this Agreement, qualified employees of Remedent shall meet with representatives of Den-Mat, at Remedent’s expense and at such location as Den-Mat may designate, to assist in technical training, sales and/or important customer meetings;

(c)           Remedent shall use all commercially reasonable efforts to cause the individuals specified on Schedule 10.2.2 to provide sales and marketing training, education of Den-Mat’s sales and marketing force and customers and other services related to sales and marketing as Den-Mat may reasonably request from the Effective Date through at least December 31, 2009, at no cost or expense to Den-Mat.  If any of such persons ceases to be an employee of or consultant to Remedent, Remedent shall use its commercially reasonable efforts to cause a replacement for such individual, as Remedent and Den-Mat may agree, to provide such services to Den-Mat.  Any training and support with respect to marketing and sales assistance and training beyond the scope set forth in this Section 10.2.2 or Section 8 shall be at Den-Mat’s expense.

10.3        Advertising.  So long as Den-Mat’s rights under Section 2.1.1. and Section 3.1.1. remain exclusive to Den-Mat pursuant to the terms of this Agreement, Remedent shall not mail, publish or broadcast (including by email or other electronic means) any advertisement or other promotional materials related to the Products in the Territory unless Den-Mat has given its prior written approval to such advertisement or other promotion.

10.4        Regulatory Matters.  Den-Mat shall be responsible for obtaining all regulatory approvals (for the joint benefit of Remedent and Den-Mat) as may be required in connection with the manufacture, distribution, marketing and sale of the Products in the Territory in each jurisdiction where such approval is required to be obtained.  Remedent shall provide to Den-Mat, upon reasonable request, materials in its possession and access to their employees, that Remedent reasonably determines to be relevant to any regulatory approval sought or required to be obtained by it with respect to the manufacture, distribution, marketing or sale of the Products.

11.	[RESERVED]

12.	Payment Terms, Taxes and Audits.

12.1        Payment.  All payments due under this Agreement to Remedent shall be made by bank wire transfer in immediately available funds to the account of Remedent designated on Schedule 12.1 or such other account designated by notice from Remedent to Den-Mat from time to time.  All payments hereunder shall be in the legal currency of the United States of America, and all references to “$” or “Dollars” shall refer to United States dollars.  If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made in a manner consistent with Den-Mat’s normal practices used to prepare its audited financial statements for external reporting purposes; provided that such practices use a widely accepted source of published exchange rates.  Any payment under this Agreement shall be due on such date as specified in this Agreement and, in the event that such date is not a Business Day, then the next succeeding Business Day.

12.2        Taxes.

12.2.1        Den-Mat.  Den-Mat shall be responsible for all taxes, duties, tariffs and/or license fees (“Taxes”)  imposed with respect to (a) Den-Mat’s marketing, distribution and sales of Products and (b) Den-Mat’s performance of its obligations under this Agreement, and Den-Mat shall pay all such Taxes in accordance with the regulations of any applicable taxing authority and applicable law

12.2.2        Remedent.  Remedent shall be responsible for all Taxes imposed upon it with respect to Remedent’s performance of its obligations under this Agreement, and Remedent shall pay all such Taxes for which it is responsible in accordance with the regulations of any applicable taxing authority and applicable law.

12.3        Audit.  Upon not less than sixty (60) days’ prior written notice to Den-Mat, Remedent shall have the right, at its expense, to have an internationally recognized independent public accounting firm which is reasonably acceptable to Den-Mat examine during normal business hours the books and records of Den-Mat and its Affiliates to the extent necessary to verify the accuracy of any amount paid to Remedent under this Agreement; provided, however, that (a) such examinations shall not be conducted more frequently than annually, (b) no such examination may be of a period previously examined and (c) such firm executes and delivers to Den-Mat and its Affiliates prior to any such examination a written agreement in form and substance reasonably acceptable to Den-Mat pursuant to which such firm agrees to disclose to Remedent only the final results of such examination and not the information (including resale price lists and actual resale prices), books, records, workpapers or materials used to determine such final results. Den-Mat shall retain its books and records necessary to verify such royalty amounts for a period of not less than three (3) years.  Any examination of Den-Mat’s books, records and royalty calculations under this Section 12.3 shall be at Remedent’s expense; provided, however, that if it is determined that the payment of royalties by Den-Mat with respect to any period reviewed by Remedent is understated by [***] or more, Den-Mat shall reimburse to Remedent costs of such examination.

13.	Term and Termination.

13.1        Term.  This Agreement shall remain in effect unless and until terminated as set forth in Section 7.1 or this Section 13.

13.2        Termination for Cause.

13.2.1     By Remedent.  This Agreement may be terminated by Remedent: (a) at any time upon thirty (30) days’ prior written notice to Den-Mat in the event Den-Mat materially breaches any of its obligations under this Agreement and fails to cure such breach within such thirty (30) day period (or ten (10) days for an undisputed payment obligation); (b) immediately upon notice of termination to Den-Mat if an involuntary or voluntary proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of Den-Mat under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Den-Mat, or for any substantial part of its property, or for the winding-up or liquidation of its affairs, or Den-Mat fails generally to pay its debts as they become due, or takes any corporate action in furtherance of any of the foregoing; or (c) upon thirty (30) prior written notice to Den-Mat in the event that Den-Mat is not Fully Operational within nine (9) months from the date of this Agreement, provided that Remedent has delivered the First Fit Technology to Den-Mat and has provided all training of Den-Mat personnel, as required by Sections 8 and 10, at least sixty (60) days prior to its notice of termination under this Section 13.2.1(c).

13.2.2     By Den-Mat.  This Agreement may be terminated by Den-Mat: (a) at any time upon thirty (30) days’ prior written notice to Remedent (subject to reduction under the circumstances described in Section 19.3) in the event of Remedent  materially breaches any of its obligations under this Agreement and fails to cure such breach within such thirty (30) day period; or (b) immediately upon notice of termination delivered to Remedent if an involuntary or voluntary proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of Remedent under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Remedent, or for any substantial part of its property, or for the winding-up or liquidation of its affairs, or Remedent fails generally to pay its debts as they become due, or takes any corporate action in furtherance of any of the foregoing (each such event being referred to herein as a “Remedent Bankruptcy”).

13.3        Sell-Off Period.  Upon the termination of this Agreement by Den-Mat pursuant to Section 7.1, Section 13.2.2 or Section 19 (but not upon a termination by Remedent in accordance with Section 13.2.1), Den-Mat shall be permitted to consummate sales in process (including the manufacture and sale to complete open orders), and make sales of Products in transit or in its inventory as of the date of termination for the duration of the Sell-Off Period.  Upon the conclusion of the Sell-Off Period, Den-Mat shall promptly, but in no event later than fifteen (15) days after the end of the Sell-Off Period, sell to Remedent all unsold Products and Remedent shall acquire such Products from Den-Mat at Den-Mat’s cost for such Products.  If Remedent terminates this Agreement in accordance with Section 13.2.1, it may request an inventory count from Den-Mat and access for a physical inspection of the Products, and Den-Mat will provide such access and inventory count promptly (and in any event within ten (10) Business Days) after receiving such request.  Within ten (10) Business Days after receiving such inventory count, Remedent shall deliver a notice to Den-Mat electing either to permit Den-Mat to continue to sell Products during the Sell-Off Period or electing to acquire all such Products then held by Den-Mat at Den-Mat’s cost.

13.4        Survival.  The provisions of Sections 1, 12.2, 12.3, 13.3, 13.4, 17, 18 and 20 shall survive any termination of this Agreement, and termination of this Agreement shall not release any Party from liability to the other Parties for any breach of this Agreement occurring or arising prior to such termination.

14.	Representations and Warranties.

14.1        Representations and Warranties of Remedent.  As of the Effective Date, Remedent represents and warrants to Den-Mat as follows:

14.1.1     Organization.  Remedent Nevada is a duly organized corporation, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to conduct its business as it is currently conducted by it and to own, operate and lease its assets. Remedent Belgium is a duly organized corporation, validly existing and in good standing under the laws of Belgium and has the corporate power and authority to conduct its business as it is currently conducted by it and to own, operate and lease its assets.  Each of Remedent Nevada and Remedent Belgium is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to be so licensed or qualified, except where the failure to be so qualified would not have a material adverse effect on Remedent Nevada, Remedent Belgium, their respective businesses or their collective ability to fulfill their obligations under this Agreement.

14.1.2     Authorization.  Each of Remedent Nevada and Remedent Belgium has all required power and authority to enter into this Agreement and the other agreements, documents and instruments contemplated by this Agreement to which it will be a party (collectively, the “Remedent Transaction Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the appointments and grants set forth in this Agreement.  The execution and delivery of this Agreement and the other Remedent Transaction Documents to which either Remedent Nevada or Remedent Belgium is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by directors and, to the extent required by applicable law or otherwise, by stockholders entitled to vote thereon of Remedent Nevada or Remedent Belgium, as applicable, and no other corporate action or approval by Remedent Nevada or Remedent Belgium, as applicable, is necessary for the execution, delivery or performance of this Agreement or such other Remedent Transaction Documents by Remedent Nevada or Remedent Belgium, as applicable.  This Agreement has been, and each of the other Remedent Transaction Documents to which Remedent Nevada or Remedent Belgium is a party will be when executed and delivered in accordance with the terms and conditions hereof, duly executed and delivered by Remedent Nevada or Remedent Belgium, as applicable, and this Agreement is, and each of the other Remedent Transaction Documents to which Remedent Nevada or Remedent Belgium, as applicable, is a party will be when executed and delivered in accordance with the terms and conditions hereof, a valid and binding obligation of Remedent Nevada or Remedent Belgium, as applicable, enforceable against Remedent Nevada or Remedent Belgium, as the case may be, in accordance with each of its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) general principles of equity (whether considered in an action in equity or at law).

14.1.3     Compliance with Laws.  Neither Remedent Nevada nor Remedent Belgium is in violation of any applicable Law which would reasonably be expected to have a material adverse impact on its business, its assets or its ability to fulfill its obligations under this Agreement.  Neither Remedent Nevada nor Remedent Belgium has received any written or, to the Knowledge of Remedent, oral notice from any Governmental Authority to the effect that either Remedent Nevada or Remedent Belgium is not in compliance with any applicable Law.  To the Knowledge of Remedent, no investigation, review or other Proceeding by any Governmental Authority with respect to either of Remedent Nevada or Remedent Belgium in relation to any actual or alleged violation of Law is pending or, to the Knowledge of Remedent, threatened, nor has any of Remedent Nevada or Remedent Belgium received any written or, to the Knowledge of Remedent, oral notice from any Governmental Authority indicating an intention to conduct any such investigation, review or other Proceeding.  None of Remedent Nevada, Remedent Belgium, any of their respective assets or properties, or any of their respective directors, officers or stockholders in their capacities as such, is a party to any consent decree, Order or similar restriction that restricts the conduct of business by Remedent Nevada or Remedent Belgium or which would otherwise reasonably be expected to have a material adverse impact on the ability of Remedent Nevada or Remedent Belgium to conduct their respective businesses.

14.1.4     No Conflicts; Consents.  Neither the execution and delivery of this Agreement or the other Remedent Transaction Documents by Remedent Nevada or Remedent Belgium, nor the consummation by them of the transactions contemplated hereby and thereby, nor the fulfillment by Remedent Nevada and Remedent Belgium of any of the terms and conditions hereof and thereof will: (a) violate any applicable Law or any Order applicable to Remedent Nevada or Remedent Belgium or any of their respective assets or properties; or (b) conflict with, violate, result in a breach of, constitute a default under or create an event that, with or without the giving of notice or the lapse of time or both, will result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or result in the loss of a benefit, or require any notice under any agreement, contract, lease, license, permit, instrument or other arrangement to which it is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of its assets).  No notice to or consent of or with any Governmental Authority, or other Person, is required to be obtained by Remedent Belgium or Remedent Nevada in connection with its execution and delivery of this Agreement or the performance of its obligations hereunder.

14.1.5     Remedent Intellectual Property.  Schedule 14.1.5 lists each patent, registered trademark, design mark, service mark and trade name, registered copyright and domain name, and each application for any of the foregoing, that is included among the Intellectual Property  owned by or licensed to Remedent related to the Products.  Except as set forth in Schedule 14.1.5, (a) Remedent has all right, title and interest in and to the Intellectual Property related to the Products owned by it, free and clear of all liens or other encumbrances; (b) there is no claim or notice of infringement of the Intellectual Property rights of any other Person pending or threatened in writing within the two (2) year period preceding the date hereof, against Remedent relating to the operation of Remedent’s business; (c) each material item of Intellectual Property related to the Products owned by Remedent is valid, subsisting, in full force and effect, has not been abandoned or passed into public domain, and all necessary registration, maintenance and renewal documentation and fees in connection with such Intellectual Property of Remedent have been timely filed with the appropriate authorities and paid; (d) to the Knowledge of Remedent, each material item of Intellectual Property related to the Products licensed to and used by Remedent is valid, subsisting, in full force and effect, has not been abandoned or passed into public domain, and all necessary registration, maintenance and renewal documentation and fees in connection with such Intellectual Property used by Remedent have been timely filed with appropriate authorities and paid; (e) to the Knowledge of Remedent, no Person is infringing or misappropriating the Intellectual Property of Remedent except for such infringements or misappropriations that would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Remedent, its business or its ability to fulfill its obligations under this Agreement; (f) no present or former employee of Remedent has any proprietary, financial or other interest, direct or indirect, in any material item of the Intellectual Property of Remedent; and (g) Remedent has taken reasonable precautions to protect trade secrets constituting material Intellectual Property owned or used by Remedent, including the execution of appropriate agreements.  Use by Remedent of the Intellectual Property owned or licensed by Remedent does not infringe, misappropriate or violate any Intellectual Property rights of any Person.

14.1.6     Significant Contracts. There are no contracts, agreements, indentures, notes, bonds, loans, instruments, leases, conditional sales contracts, mortgages, licenses, franchise agreements or undertakings, commitments or arrangements to which Remedent is a party and which grant any distribution rights related to any of the Products or which grant any Person any interest in the Intellectual Property of Remedent or any of its Affiliates related to the Products.

14.1.7     Litigation.  Except as set forth in Schedule 14.1.7, there is no Proceeding pending or, to the Knowledge of Remedent, threatened in writing against Remedent that would reasonably be likely to have, individually or in the aggregate, a material adverse effect on Remedent, its business or its ability to fulfill its obligations under this Agreement.  Except as set forth in Schedule 14.1.7, Remedent is not subject to any unsatisfied Order entered in any Proceeding.

14.1.8     Product Liability.  There are no existing or threatened product liability or other similar claims against either of Remedent Nevada or Remedent Belgium for products or services of Remedent Nevada or Remedent Belgium.  None of Remedent Nevada nor Remedent Belgium has received any statements, citations, decisions or orders by any Governmental Authority stating that any Product manufactured, sold, shipped, designed, marketed, distributed or otherwise introduced into the stream of commerce at any time by any or all of Remedent Nevada and Remedent Belgium is defective or unsafe or fails to meet any standards promulgated by any such Governmental Authority.  To the Knowledge of Remedent, there are no material latent or overt design, manufacturing or other defects in any Product.  All Products sold by Remedent in its business comply in all material respects with all industry and trade association standards and legal requirements, if any, applicable to such Products, including consumer product, manufacturing, labeling, quality and safety laws of the United States and each state in which the Products are sold and each other jurisdiction (including foreign jurisdictions) in which the Products are sold.

14.1.9     Insurance.  Remedent maintains adequate policies of insurance to provide coverage to Remedent Nevada and Remedent Belgium, their assets and their businesses, and all such policies (a) are currently valid, outstanding and enforceable, (b) provide adequate coverage for the business and assets of Remedent; and (c) are sufficient for compliance with all applicable Laws; and none of Remedent Nevada nor Remedent Belgium has received any written, or to the Knowledge of Remedent, oral notice of cancellation, termination, non-renewal or reduction in or refusal of coverage under any policy of insurance within the past three (3) years or other indication that any insurance policy is no longer in full force and effect or will not be renewed and no material dispute with any insurance carrier exists with respect to the scope of any insurance coverage.

14.1.10     Disclosure.  No representation, statement, or information provided by or on behalf of either of Remedent Nevada or Remedent Belgium, which is contained in this Agreement, any of the schedules to this Agreement or any of the other Remedent Transaction Documents, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the information contained therein not misleading.

14.2        Representations and Warranties of Den-Mat.  As of the Effective Date, Den-Mat represents and warrants to Remedent as follows:

14.2.1     Organization.  Den-Mat is a duly organized limited liability company, validly existing and in good standing under the laws of the State of Delaware, and has the limited liability company power and authority to conduct its business as it is currently conducted by it and to own, operate and lease its assets.  Den-Mat is duly licensed or qualified to do business as a foreign limited liability company and is in good standing (to the extent such concept is applicable to it) in each jurisdiction in which it is required to be so licensed or qualified, except where the failure to be so qualified would not have a material adverse effect on Den-Mat, its business or its ability to fulfill its obligations under this Agreement.

14.2.2     Authorization.  Subject to obtaining Board Approval, Den-Mat has all required power and authority to enter into this Agreement and the other agreements, documents and instruments contemplated by this Agreement to which it will be a party (collectively, the “Den-Mat Transaction Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Upon obtaining Board Approval, the execution and delivery of this Agreement and the other Den-Mat Transaction Documents to which Den-Mat is a party and the consummation of the transactions contemplated hereby and thereby will have been duly authorized by the managers and members of Den-Mat entitled to vote thereon, and no other limited liability company action or approval by Den-Mat is necessary for the execution, delivery or performance of this Agreement or such other Den-Mat Transaction Documents by Den-Mat.  Subject to obtaining Board Approval, this Agreement has been, and each of the other Den-Mat Transaction Documents to which Den-Mat is a party will be when executed and delivered in accordance with the terms and conditions hereof, duly executed and delivered by Den-Mat, and this Agreement is, and each of the other Den-Mat Transaction Documents to which Den-Mat is a party will be when executed and delivered in accordance with the terms and conditions hereof, a valid and binding obligation of Den-Mat, enforceable against it accordance with each of its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) general principles of equity (whether considered in an action in equity or at law).

14.2.3     Compliance with Laws.  Den-Mat is not in violation of any applicable Law which would reasonably be expected to have a material adverse impact on its business, its assets or its ability to fulfill its obligations under this Agreement.  Den-Mat has not received any written or, to the Knowledge of Den-Mat, oral notice from any Governmental Authority to the effect that Den-Mat is not in compliance with any applicable Law.  To the Knowledge of Den-Mat, no investigation, review or other Proceeding by any Governmental Authority with respect to Den-Mat in relation to any actual or alleged violation of Law is pending or, to the Knowledge of Den-Mat, threatened, nor has Den-Mat received any written or, to the Knowledge of Den-Mat, oral notice from any Governmental Authority indicating an intention to conduct any such investigation, review or other Proceeding.  None of Den-Mat, any of its assets or properties, or any of its directors, officers or stockholders in their capacities as such, is a party to any consent decree, Order or similar restriction that restricts the conduct of business by Den-Mat or which would otherwise reasonably be expected to have a material adverse impact on the ability of Den-Mat to conduct its business.

14.2.4     No Conflicts; Consents.  Neither the execution and delivery of this Agreement or the other Den-Mat Transaction Documents by Den-Mat, nor the consummation by Den-Mat of the transactions contemplated hereby and thereby, nor the fulfillment by Den-Mat of any of the terms and conditions hereof and thereof will: (a) violate any applicable Law or any Order applicable to Den-Mat or any of its assets or properties; or (b) conflict with, violate, result in a breach of, constitute a default under or create an event that, with or without the giving of notice or the lapse of time or both, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or result in the loss of a benefit, or require any notice under any agreement, contract, lease, license, permit, instrument, or other arrangement to which it is a party or by which it is bound or to which any of its assets is subject (or, except as permitted by Section 20.4, result in the imposition of any lien upon any of its assets).  No notice to or consent of or with any Governmental Authority, or other Person, is required to be obtained by Den-Mat in connection with Den-Mat’s execution and delivery of this Agreement or the performance of its obligations hereunder, excluding notices given and consents obtained prior to the date of this Agreement.

14.2.5     Litigation.  There is no Proceeding pending or, to the Knowledge of Den-Mat, threatened in writing against Den-Mat that would reasonably be likely to have, individually or in the aggregate, a material adverse effect on Den-Mat, its business or its ability to fulfill its obligations under this Agreement.  Den-Mat is not subject to any unsatisfied Order entered in any Proceeding.

14.2.6     Insurance.  Den-Mat maintains adequate policies of insurance to provide coverage to it, its assets and its business, and all such policies (a) are currently valid, outstanding and enforceable, (b) provide adequate coverage for the business and assets of Den-Mat and (c) are sufficient for compliance with all applicable Laws; and Den-Mat has not received any written, or to the Knowledge of Den-Mat, oral notice of cancellation, termination, non-renewal or reduction in or refusal of coverage under any policy of insurance within the past three (3) years or other indication that any insurance policy is no longer in full force and effect or will not be renewed and no material dispute with any insurance carrier exists with respect to the scope of any insurance coverage.

15.          Closing.  The closing under this Agreement (the “Closing”) will take place at the offices of Hellring Lindeman Goldstein & Siegal LLP, located at One Gateway Center, Newark, New Jersey 07102 on the fifth business day after the satisfaction or waiver (by the appropriate party) of the closing conditions set forth in Section 16, or at such other time and place mutually agreed upon by the parties (the “Closing Date”).

16.	Closing Conditions.

16.1        Conditions to the Obligation of Remedent.  The obligation of Remedent to consummate the transactions contemplated by this Agreement in connection with the Closing shall be subject to the satisfaction by Den-Mat or waiver by Remedent on or prior to the Closing Date of each of the following conditions (unless waived by Remedent in writing):

16.1.1     The representations and warranties of Den-Mat contained in Section 14.2 shall be true and correct in all respects (if qualified by materiality) and shall be true and correct in all material respects (if not qualified by materiality), as if made at and as of the Closing.

16.1.2     Den-Mat shall have duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by Den-Mat at or before the Closing.

16.1.3     Remedent shall have received written evidence satisfactory to Remedent that the Development Payment and the first installment of the License Payment provided for in Sections 6.1 and 6.2 have been paid by wire transfer.

16.1.4     Remedent Nevada’s Board of Director (“Board Approval”) shall have approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

16.1.5     The “Guaranty Period” shall have commenced pursuant to the terms of the Distribution, License and Manufacturing Agreement between Remedent and Den-Mat, dated August 24, 2008, as amended.

16.2        Conditions to the Obligation of Den-Mat.  The obligation of Den-Mat to consummate the transactions contemplated by this Agreement in connection with the Closing shall be subject to the satisfaction by Remedent on or prior to the Closing Date of each of the following conditions (unless waived by Den-Mat in writing):

16.2.1     The representations and warranties of Remedent contained in Section 14.1 shall be true and correct in all respects (if qualified by materiality) and shall be true and correct in all material respects (if not qualified by materiality), as if made at and as of the Closing.

16.2.2     Remedent shall have duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by Remedent at or before the Closing.

16.2.3     Den-Mat’s Board of Directors (“Board Approval”) and lenders shall have approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

16.2.4     Den-Mat shall have concluded its due diligence with respect to the Products, the First-Fit Technology and the Intellectual Property and shall have determined, in its sole and absolute discretion, that the foregoing are satisfactory in all material respects.

16.2.5     Remedent shall have delivered to Den-Mat executed copies of the following: (a) a Non-Competition Agreement duly executed by Guy De Vreese substantially in the form attached as Exhibit C hereto (the “De Vreese Non-Competition Agreement”), and (b) a Non-Competition Agreement duly executed by Evelyne Jacquemyns substantially in the form attached as Exhibit D hereto (the “Jacquemyns Non-Competition Agreement”).

16.2.6     Remedent shall have delivered to Den-Mat an opinion, dated the Closing Date, of Bullivant Houser Bailey PC substantially similar to the opinion delivered by Remedent to Den-Mat in connection with the 2008 Agreement, but also including an opinion that the Intellectual Property and the Products do not infringe the rights of any third party, the form of such opinion to be reasonably satisfactory to Den-Mat and its counsel.

17.	Confidentiality.

17.1        Confidential Information of Den-Mat.  All Confidential Information with respect to Den-Mat and its Affiliates that is disclosed to Remedent by Den-Mat, its Affiliates or representatives, whether in physical or intangible form, and all Confidential Information regarding Den-Mat of which Remedent becomes aware in connection with its performance of services on behalf of Den-Mat or otherwise in connection with this Agreement, shall be held as confidential by Remedent.  Such information shall at all times remain the property of Den-Mat and Den-Mat shall own and retain all right, title and interest therein and thereto.  Remedent shall hold all Confidential Information in confidence, using the same degree of care to prevent unauthorized disclosure or access that it uses with its own confidential information of similar type, and shall not disclose such Confidential Information to others, allow others to access it, or use it in any way, commercially or otherwise, except in direct furtherance of this Agreement.  Remedent may disclose Confidential Information to its employees and its attorneys, accountants and other confidential advisors with a need to know such Confidential Information in connection with this Agreement; provided, however, that all such employees and advisors are bound by obligations to maintain the confidentiality of the Confidential Information at least as protective as those set forth in this Agreement.  Except as set forth herein, nothing in this Agreement shall be construed as conveying any other right or license (implied or otherwise) to Remedent in such Den-Mat Confidential Information.

17.1.1     Permitted Disclosure.  If Remedent is compelled to disclose all or any part of any Confidential Information by any Governmental Authority, it shall, to the extent practicable and subject to applicable laws, first give prompt written notice of such request to Den-Mat to enable Den-Mat to seek a protective order or take other appropriate measures to prevent or modify the disclosure, and shall, at Den-Mat’s expense, cooperate in such efforts.

17.1.2     Exclusions.  Confidential Information with respect to Den-Mat and its Affiliates shall not include information if and to the extent Remedent can demonstrate such information: (a) is or becomes known to the public other than by disclosure by Remedent in violation of this Agreement; (b) was known to Remedent before disclosure hereunder, without a duty of confidentiality; (c) was independently developed by Remedent outside of this Agreement and without reference to or use of any Confidential Information of Den-Mat; or (d) was rightfully obtained by Remedent from a third party without a duty of confidentiality in favor of Den-Mat.

17.1.3     Return of Confidential Information.  Upon the termination of this Agreement, Remedent shall promptly return to Den-Mat all Confidential Information with respect to Den-Mat and its Affiliates and all copies, summaries, excerpts and abstracts thereof then in its possession.  Notwithstanding the foregoing, Remedent may keep one copy of any document requested to be returned or destroyed in the files of its legal department or outside counsel for record purposes only and for purposes of ensuring compliance with the terms of this Agreement.

17.1.4     Injunctive Relief.  Remedent acknowledges and agrees that in the event of any breach or threatened breach of its obligations hereunder with respect to Confidential Information, damages will not be an adequate remedy and Den-Mat shall be entitled to obtain injunctive relief, without having to post a bond or other security.

17.2        Confidential Information of Remedent.  All Confidential Information with respect to Remedent and its Affiliates that is disclosed to Den-Mat by Remedent, its Affiliates or representatives, whether in physical or tangible form, and all Confidential Information regarding Remedent of which Den-Mat becomes aware in connection with its performance of this Agreement shall be held as confidential by Den-Mat.  Such Confidential Information shall at all times remain the property of Remedent and Remedent shall own and retain all right, title and interest therein and thereto, except for the interests granted to Den-Mat as part of the license contemplated by this Agreement.  Den-Mat shall hold all Confidential Information in confidence, using the same degree of care to prevent unauthorized disclosure or access that it uses with its own confidential information of similar type, and shall not disclose such Confidential Information to others, allow others to access it, or use it in any way, commercially or otherwise, except in direct furtherance of this Agreement.  Den-Mat may disclose the Remedent Confidential Information to its employees and its attorneys, accountants, financing sources and other confidential advisors with a need to know such Confidential Information in connection with this Agreement or their representation of Den-Mat generally; provided, however, that all such employees and advisors are bound by obligations to maintain the confidentiality of such Confidential Information at least as protective as those set forth in this Agreement.  Except as set forth herein, nothing in this Agreement shall be construed as conveying any other right or license (implied or otherwise) to Den-Mat in such Remedent Confidential Information.

17.2.1     Permitted Disclosure.  If Den-Mat is compelled to disclose all or any part of any Remedent Confidential Information by any Governmental Authority, it shall, to the extent practicable and subject to applicable laws, first give prompt written notice of such request to Remedent to enable Remedent to seek a protective order or take other appropriate measures to prevent or modify the disclosure, and shall, at Remedent’s expense, cooperate in such efforts.

17.2.2     Exclusions.  Confidential Information with respect to Remedent and its Affiliates shall not include information if and to the extent Den-Mat can demonstrate such information: (a) is or becomes known to the public other than by disclosure by Den-Mat in violation of this Agreement; (b) was known to Den-Mat before disclosure hereunder, without a duty of confidentiality; (c) was independently developed by Den-Mat outside of this Agreement and without reference to or use of any Confidential Information of Remedent; or (d) was rightfully obtained by Den-Mat from a third party without a duty of confidentiality.  Den-Mat may also use and disclose Confidential Information of Remedent to the extent such information is otherwise permitted to be used or disclosed by Den-Mat pursuant to other provisions of this Agreement, including to sub-distributors and subcontractors who agree to maintain the confidentiality thereof on terms comparable to those set forth in this Section 17.

17.2.3     Return of Confidential Information.  Upon the termination of this Agreement, Den-Mat shall promptly return to Remedent all Confidential Information with respect to Remedent and its Affiliates and all copies, summaries, excerpts and abstracts thereof then in its possession.  Notwithstanding the foregoing, Den-Mat may keep one copy of any document requested to be returned or destroyed in the files of its legal department or outside counsel for record purposes only and for purposes of ensuring compliance with the terms of this Agreement.

17.2.4     Injunctive Relief.  Den-Mat acknowledges and agrees that in the event of any breach or threatened breach of its obligations hereunder with respect to Confidential Information, damages will not be an adequate remedy and Remedent shall be entitled to obtain injunctive relief, without having to post a bond or other security.

18.	Indemnification.

18.1        Indemnification by Den-Mat.  Den-Mat shall defend, indemnify and hold harmless Remedent and its Affiliates and its and their respective officers, directors, members, managers, employees, agents and representatives from and against any and all claims, judgments, damages, liabilities, actions, demands, costs, expenses or losses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), to the extent resulting from, arising out of, or in connection with, an act or omission of Den-Mat in connection with performance of its obligations under this Agreement and the other Den-Mat Transaction Documents, or the breach of any representation, warranty or covenant made by Den-Mat in this Agreement or any of the other Den-Mat Transaction Documents.

18.2        Indemnification by Remedent.  Remedent shall defend, indemnify and hold harmless Den-Mat and its Affiliates and its and their respective officers, directors, members, managers, employees, agents and representatives from and against any and all Liabilities, to the extent resulting from, arising out of, or in connection with any act or omission by Remedent in connection with performance of its obligations under this Agreement and the other Remedent Transaction Documents, or the breach of any representation, warranty or covenant made by Remedent in this Agreement or any of the other Remedent Transaction Documents.

18.3        IP Indemnity.  Remedent shall indemnify Den-Mat and its Affiliates and its and their respective officers, directors, members, managers, employees, agents and representatives from and against any and all Liabilities, to the extent resulting from, arising out of, or in connection with any infringement or alleged infringement of the Products, the Intellectual Property of Remedent, or any use or application thereof upon any Intellectual Property of any Person.  If the manufacture, distribution, marketing, licensing, sale or use of any Product or Intellectual Property, as contemplated by this Agreement, is enjoined as a result of any Intellectual Property claim or judgment, then Remedent, in addition to its other obligations under this Agreement, shall, at its option, (i) obtain for Den-Mat, at Remedent’s expense, any license required for Den-Mat to manufacture, market, distribute, license and sell the Products as contemplated by this Agreement, or (ii) redesign the infringing item or items to be non-infringing, while maintaining the original function thereof or (iii) replace the infringing item or items with an equivalent, non-infringing item approved by Den-Mat.

18.4        Product Liability Indemnity.   Remedent shall indemnify Den-Mat and its Affiliates and its and their respective officers, directors, members, managers, employees, agents and representatives from and against any and all Liabilities, to the extent resulting from, arising out of, the design, and formulation of the Products, in each case other than those certain Liabilities arising out of the gross negligence or willful misconduct of Den-Mat or its Affiliates.  Den-Mat shall indemnify Remedent and its Affiliates and its and their respective officers, directors, members, managers, employees, agents and representatives from and against any and all Liabilities, to the extent resulting from, arising out of, the manufacture of the Products, in each case other than those certain Liabilities (i) arising out of the gross negligence or willful misconduct of Remedent or its Affiliates or (ii) arising out of the design and/or formulation of the Products.

18.5        Indemnification Procedures.  A Party seeking indemnification under this Section 18 for itself or any of its Affiliates or any of its or their respective officers, directors, members, managers, employees, agents and representatives (collectively in this capacity, the “Indemnified Party”) shall promptly notify the Party from whom indemnification is sought (in this capacity, the “Indemnitor”) of any Liability in respect of which such Indemnified Party intends to claim indemnification; provided, however, that the failure to so notify the Indemnitor shall not affect the Indemnified Party’s rights to indemnification hereunder except to the extent that the Indemnitor is materially prejudiced by such failure.  With respect to any Liabilities that relate to a third party claim, the Indemnified Party shall permit the Indemnitor to control the defense of any such Liabilities; provided, however, if the Indemnified Party reasonably determines that the joint representation of the Indemnified Party and the Indemnitor by a single counsel would result in a conflict of interest arising out of the joint representation by counsel selected by the Indemnitor of the interests of the Indemnitor and the Indemnified Party, the Indemnitor shall be entitled to engage separate counsel to represent the Indemnified Party (at the Indemnitor’s sole cost and expense) and, if the Indemnitor fails to do so, the Indemnitor shall not be entitled to assume the Indemnified Party’s defense of such Liability.  If the Indemnitor assumes the defense of any Liability, the Indemnitor shall consult with the Indemnified Party for the purpose of allowing the Indemnified Party to participate in such defense, but in such case the legal expenses of the Indemnified Party incurred as a result of such participation shall be paid by the Indemnified Party.  With respect to any Proceeding for which the Indemnitor has assumed the defense of an Indemnified Party, the Indemnitor shall promptly inform the applicable Indemnified Party of all material developments related thereto, including copying such Indemnified Party on all pleadings, filings and other correspondence relating thereto.  If the Indemnitor fails to assume and defend a Liability or if, after commencing or undertaking any such defense, the Indemnitor fails to prosecute such Liability, the Indemnified Party shall have the right to undertake the defense or settlement thereof.  With respect to any Liabilities that relate to a third party claim, the Indemnified Party shall have the right to settle such Liabilities, provided the Indemnified Party consents in writing to such settlement, which consent shall not be unreasonably withheld.

18.6        Products Liability Insurance.  During the term of this Agreement and for a period of three (3) years thereafter, Remedent and Den-Mat shall maintain in full force and effect products liability insurance providing coverage for sales of the Products in the Territory issued by a reputable insurance company, on a per occurrence form, with minimum limits of no less than Two Million (US $2,000,000) Dollars per year  and naming the other Party as an additional insured.  From time to time, at a Party’s request, the other Party shall provide to the requesting Party a copy of the insurance policy required by this Section 18.6 then in effect.

19.	Force Majeure Events.

19.1        No Liability.  No Party shall be liable for its failure to perform its obligations under this Agreement to the extent that such performance is made impracticable due to any occurrence beyond its reasonable control, including, without limitation: acts of God; fires; floods; wars; sabotage; labor disputes or shortages; governmental laws, ordinances, rules, regulations, standards or decrees, whether valid or invalid (including, but not limited to, those related to priorities, requisitions and allocations); inability to obtain raw material, equipment or transportation; and any other similar occurrences (any such occurrence, a “Force Majeure Event”). The Parties acknowledge and agree that this Section 19 will not be applicable to any payment obligations of either party.  During a Force Majeure Event that results in Den-Mat being unable to obtain an adequate supply of Products, the amount of the applicable minimum royalty payment in each Contract Period required to maintain Den-Mat’s Exclusivity will be reduced pro rata based on the number of days in such Force Majeure Event divided by the number of days in such Contract Period, and the Contract Period in which such Force Majeure Event occurs will not be extended.

19.2        Notification.  If a Party fails to perform its obligations under this Agreement as a result of a Force Majeure Event, such Party shall immediately give written notice to the other Parties of such Force Majeure Event, which notice shall include a summary of the occurrence, a reasonably detailed description of the impact on such Party and, if available, a non-binding estimate of how long such Force Majeure Event will prevent such Party from fulfilling its obligations under this Agreement. The affected Party shall use all reasonable efforts to remedy such occurrence or failure to comply with its obligations under this Agreement with all reasonable dispatch.  Subject to Section 19.1 and 19.3 to the extent required by any Force Majeure Event, the performance by each Party of its obligations under this Agreement shall be suspended during the continuance of such Force Majeure Event (but for no longer period), and the time periods for the performance by a Party of its obligations, or the exercise of its rights, under this Agreement shall be extended for a period of time equal to the duration of such Force Majeure Event and this Agreement shall otherwise remain unaffected.  Notwithstanding the foregoing, if at any time during the term of this Agreement a Force Majeure Event is remedied or such compliance is achieved, such Party shall promptly notify the other Parties and any such suspension shall end.

19.3        Termination.  If a Force Majeure Event prevents Den-Mat, on the one hand, or Remedent, on the other hand, from fulfilling its obligations under this Agreement for a period of sixty (60) days or more, the performing Party shall have the right at any time thereafter during the term of this Agreement to terminate this Agreement without liability to the other Party effective immediately upon notice of termination to the other Party.  The right set forth in this Section 19.3 shall be in addition to, and shall not be exclusive of or prejudicial to, any other rights, powers or remedies the performing Party may have under this Agreement, at law, in equity or otherwise on account of the non-performance (or threatened or anticipated non-performance) by the other Party of any of its obligations under this Agreement.  The exercise of such right by the performing Party shall not under any circumstance be deemed to constitute or operate as a waiver of the performing Party’s right to require the other Party to fully perform, or a release of the other Party from, its obligations under this Agreement.

20.	Miscellaneous.

20.1        Expenses.  Except as otherwise specifically provided for in this Agreement, each Party shall bear its expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) incurred in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith.

20.2        Further Actions.  Subject to the terms and conditions of this Agreement, each Party shall execute and deliver such certificates and other documents and take such actions as may reasonably be requested by any other Party in order to effect the transactions contemplated by this Agreement.

20.3        Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if: (a) delivered personally; (b) mailed, using certified or registered mail with postage prepaid; or (c) sent by next-day or overnight mail or delivery using an internationally recognized overnight courier service, as follows:

To Remedent Nevada or Remedent Belgium:	Remedent, Inc. or Remedent, N.V. Xavier De Cocklaan 42,9831 Deurle, Belgium Attn: Guy De Vreese

with a copy (which shall not constitute notice) sent to:	Bullivant Houser Bailey PC 1415 L Street, Suite 1000 Sacramento, California 95814 Attn: Scott E. Bartel

To Den-Mat:	Den-Mat Holdings, LLC 2727 Skyway Drive Santa Maria, California 93455 Attn: Chief Executive Officer

with a copy (which shall not constitute notice) sent to:	Hellring Lindeman Goldstein & Siegal LLP One Gateway Center, 8th Floor Newark, New Jersey 07102 Attn: Joel D. Siegal, Esq.

or, in each case, at such other address as may be specified in writing to the other Parties in accordance with this Section 20.3.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received: (a) if by personal delivery, on the day of such delivery; (b) if by certified or registered mail, on the third (3rd) Business Day after the mailing thereof; or (c) if by next-day or overnight mail or delivery, on the day delivered.

20.4        Binding Effect; Joint and Several Liability; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Remedent Nevada and Remedent Belgium shall be jointly and severally liable for all of Remedent’s obligations, and for the performance by Remedent of all covenants, conditions and agreements to be performed by Remedent, under this Agreement.  Except for assignments acknowledging Den-Mat’s rights under this Agreement as provided for in Section 9.1.2, Remedent shall not assign this Agreement either in whole or in part without the prior written consent of Den-Mat, provided, however, that Remedent shall have the right to assign this Agreement either in whole or in part to Affiliates of Remedent, to any successor to all or substantially all of Remedent’s business and in connection with a collateral assignment to lenders, provided that, in each instance, the assignee shall have acknowledged in writing the existence of this Agreement and Den-Mat’s rights hereunder.  Den-Mat shall not assign this Agreement either in whole or in part without the prior written consent of Remedent; provided, however, that Den-Mat shall have the right to assign this Agreement either in whole or in part to Affiliates of Den-Mat, to any successor to all or substantially all of Den-Mat’s business and in connection with a collateral assignment to lenders.  Any attempted assignment or delegation in violation of this Section 20.4 will be void.  Except as expressly set forth in Section 17, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the Parties and the successors and assigns permitted by this Section 20.4, any right, remedy or claim under or by reason of this Agreement.

20.5        Amendment; Waiver.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party or Parties against whom enforcement of the amendment, modification, discharge or waiver is sought; provided, however, that if Den-Mat is the Party against whom enforcement of any amendment, modification, discharge or waiver is sought, such amendment, modification, discharge or waiver will only  be valid and binding if duly approved by the board of managers of Den-Mat.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party or Parties granting such waiver in any other respect or at any other time.  The waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

20.6        Entire Agreement.  This Agreement (including the Exhibits and Schedules referred to herein or delivered hereunder) and the agreements expressly contemplated to be executed and delivered by the Parties pursuant to this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all contemporaneous oral agreements and all prior oral and written quotations, communications, agreements, understandings of the Parties and written or oral representations of any Party with respect to the subject matter of this Agreement.  Nothing contained herein shall be construed to replace or supersede the 2008 Agreement, which shall remain in full force and effect.

20.7        Severability.  If any provision of this Agreement shall be held or declared to be invalid or unenforceable, such invalid or unenforceable provision shall not affect any other provision of this Agreement, and the remainder of this Agreement, and each Party’s obligations hereunder, shall continue in full force and effect as though such provision had not been contained in this Agreement and, if permitted under applicable rules of instruction and interpretation, such provision shall be reformed to the extent necessary to render such provision valid and enforceable and to reflect the intent of the Parties to the maximum extent possible under applicable law.

20.8        Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20.9        Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, regardless of whether all of the Parties have executed the same counterpart.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

20.10      Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW RULE THAT WOULD CAUSE THE APPLICATION OR THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF NEW YORK TO THE RIGHTS AND DUTIES OF THE PARTIES.

20.11      Consent to Jurisdiction.

20.11.1        EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTIES AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF THE COURTS IN THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT THEREFROM (COLLECTIVELY, THE “NEW YORK COURTS”), IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATING THERETO, AND EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH PROCEEDING SHALL BE HEARD AND DETERMINED IN THE NEW YORK COURTS.  EACH OF THE PARTIES AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

20.11.2        EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OF THE NEW  YORK COURTS.  EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY OF THE NEW YORK COURTS.

20.12      Waiver of Punitive and Other Damages and Jury Trial.

20.12.1        THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FORGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20.12.2        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20.12.3        EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (c) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.12.3.

20.13      No Waiver; Remedies.  No Party shall by any act (except by written instrument pursuant to Section 20.5), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions of this Agreement.  No failure to exercise, nor any delay in exercising on the part of any Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

20.14      No Limitation on Competitive Activities.  Nothing in this Agreement shall, or shall be construed to, limit in any way Den-Mat’s right and ability to manufacture, market, distribute, license and sell any other products or services in the Territory, regardless of whether such other products or services compete with the Products; provided, however, that, during the term of this Agreement, Den-Mat shall not sell any products that are competitive with the First Fit-Crown Products (as such term is used in clause (i) of the definition contained in Schedule 1) and which utilize technology substantially similar to the First-Fit Technology.

20.15      No Partnership or Joint Venture.  Nothing in this Agreement shall be construed as (a) giving any Party any rights as a partner in or owner of the business of the other Parties, (b) entitling a Party to control in any manner the conduct of the other Parties’ business, or (c) making any Party a joint venturer, joint employer, principal, agent, or employee of the other Parties.  Except as expressly set forth in this Agreement or in any of the agreement or instruments contemplated hereby, no Party shall have, nor shall it represent itself as having, the power to make any contracts or commitments in the name of or binding upon any of the other Parties.

20.16      Jointly Drafted; Review by Counsel.  The Parties have participated in the negotiation and drafting of this Agreement and have had the opportunity to review the Agreement with counsel of their choosing.  In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

20.17      Specific Performance.  Each of the Parties acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching Party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that the Parties (a) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement; and (b) shall waive, in any action for specific performance, the defense of the adequacy of a remedy at law.

20.18      Interpretation.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.  Unless otherwise expressly specified in this Agreement: (a) the words “hereof”, “hereby” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision; (b) the words “include”, “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”; (c) the word “or” is not exclusive and is deemed to have the meaning “and/or”; (d) words using the singular or plural number shall also include the plural or singular number, respectively; (e) the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word; (f) references to a Person shall include the permitted successors and assigns thereof; (g) references made in this Agreement to an Article, Section, Schedule or Exhibit mean an Article or Section of, or a Schedule or Exhibit to, this Agreement; and (h) all consents and approvals are in the sole discretion of the Party requested to give such consent or approval, unless otherwise expressly provided.

20.19      Mitigation.  Each Party shall take commercially reasonable efforts to mitigate its damages in the event of a breach of this Agreement by the other Party.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Remedent Nevada, Remedent Belgium and Den-Mat, by their respective authorized representatives set forth below, have signed this Agreement as of the Effective Date.

REMEDENT, INC. “Remedent Nevada”	REMEDENT, N.V. “Remedent Belgium”

By:	By
Name:	Name:
Title:	Title:

DEN-MAT HOLDINGS, LLC “Den-Mat”

By:
Name:
Title:

Schedule 1

Definitions

(a)           “Affiliate” shall mean, with respect to an entity, any Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, that entity.

(b)           “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to remain closed.

(c)            “Confidential Information” of any Person shall mean all confidential or proprietary information of such Person, including financial statements, customer and supplier lists, reports, marketing studies, and business plans and forecasts, whether written, oral, or in electronic or other form and whether prepared by such Person, its Affiliates or its representatives.

(d)           “Contract Period” shall mean the following periods: (a) the first eighteen (18) months beginning on the first day of the month following the month in which the Closing occurs, provided that if Den-Mat is not Fully Operational within sixty (60) days after the Closing Date, the first Contract Period shall be extended by one day for each day after said 60th day until Den-Mat becomes Fully Operational; (b) the subsequent twelve (12) months; and (c) each subsequent twelve (12) month period thereafter, in each case during which the Agreement is in effect.

(e)            “Control” (including with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession directly or indirectly of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise; provided, however, that beneficial ownership of more than fifty percent (50%) or more of the voting power of an entity shall be deemed to be Control.

(f)           “First-Fit Technology”  shall mean the Intellectual Property, software, proprietary information and associated technology developed by Remedent as of the date of this Agreement for the creation of crowns and bridges without use of temporary crowns or bridges and utilizing a digital technology similar to the Lumi-Tray technology licensed by Remedent to Den-Mat as of the date of this Agreement for the creation and sale of veneers, and any extensions or improvements of such Intellectual Property, software, proprietary information and technology developed by Remedent during the term of this Agreement.

(g)           “Fully Operational” shall mean such time as (i) all software and hardware necessary to produce the First Fit Products shall have been tested and installed at Den-Mat’s facility in Santa Maria, California or such other manufacturing facility as shall be designated by Den-Mat, (ii) such manufacturing facility shall be fully prepared for production of the First Fit Products, and (iii) training of Den-Mat key staff shall have been completed.

(h)           “Governmental Authority” shall mean any: (a) federal, state, regional, county, city, municipal or local government, whether foreign or domestic; (b) governmental or quasi-governmental authority of any nature, including any regulatory or administrative agency, commission, department, board, bureau, court, tribunal, arbitrator, arbitral body, agency, branch, official entity or other administrative or regulatory body obtaining authority from any of the foregoing, including courts and any supra-national organization, state, county, city or other political subdivision; or (c) other Person exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

(i)           “Intellectual Property” shall mean a patent, patent application, industrial design, invention, design, trade secret, idea, work, methodology, technology, innovation, creation, concept, moral right, development drawing, research, analysis, know-how, experiment, copyright, trade name, trademark, service mark, data, formula, method, procedure, process, system or technique and any registration, application, right or other grant analogous thereto with respect to any of the foregoing.

(j)           “Knowledge of Den-Mat” shall mean the actual knowledge of any of the executive officers of Den-Mat.

(k)           “Knowledge of Remedent” shall mean the actual knowledge of any of the executive officers of either Remedent Nevada or Remedent Belgium.

(l)           “Law” shall mean any treaty, code, statute, law, rule, regulation, convention, ordinance, Order, legally binding regulatory policy statement or similar legally binding guidance, binding directive or decree of any kind of any Governmental Authority, as well as any common law.

(m)           “First Fit-Crown Products” shall mean (i) crowns, bridges and other dental products manufactured using the First-Fit Technology and (ii) any re-order of a crown, bridge or prep guide (mouth piece) even if it is manufactured without use of the First-Fit Technology, provided that such re-order occurs within thirty (30) days of, and directly relates to the same tooth or teeth in the same patient as, the original sale of a dental product which was manufactured using the First-Fit Technology and further provided that a new impression was not required in connection with such re-order as a result of the failure of the dental product provided in the original sales.

(n)           “Net Revenues” shall mean all revenues received by Den-Mat from sales of the Products (but not including any royalties Den-Mat receives from its sub-licensees with respect to their sale of Products), net of any returns and allowances, freight, sales taxes, rebates and customary trade discounts.

(o)           “Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind.

(p)            “Party” shall mean any of Remedent, Inc., Remedent, N.V. or Den-Mat Holdings, LLC, individually, and “Parties” shall mean all of such Persons collectively.

(q)           “Permit” shall mean any permit, license, authorization, registration, franchise, approval, certificate, variance, waiver or other authorization, approval, consent, clearance or similar right issued, granted or obtained by or from any Governmental Authority.

(r)           “Person” shall mean any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental entity or other entity.

(s)           “Proceeding” shall mean any action, suit, arbitration, mediation, litigation, hearing, investigation, inquiry or other proceeding of any kind.

(t)           “Product” shall mean, collectively, the First Fit-Crown Products and any improvements, line extensions and/or related products.

(u)           “Sell-Off Period” shall mean a period of ninety (90) days after the date of expiration or termination of this Agreement.

(v)           “Territory” means the United States, Canada and Mexico, and their respective territories and possessions.

* * * *
[Index of Defined Terms follows]

Index of Defined Terms

Defined Term	Reference

Agreement	Preamble
Board Approval	16.1.4
Closing	15
Closing Date	15
Den-Mat	Preamble
Den-Mat’s Exclusivity	7.1.1
Den-Mat Transaction Documents	14.2.2
Designated Mark	2.1.1
Development Payment	6.1
Effective Date	Preamble
Filing Party	3.5.2
Force Majeure Event	19.1
Indemnified Party	18.5
Indemnitor	18.5
Liabilities	18.1
License Payment	6.1
New York Courts	20.11.1
Notice of Intent to File	3.5.2
Remedent	Preamble
Remedent Bankruptcy	13.2.2
Remedent Belgium	Preamble
Remedent Nevada	Preamble
Remedent Transaction Documents	14.1.2
Remedent Policy	18.6
Royalty Rate	6.3
Subdistributor Agreement	2.1.2
Taxes	12.2.1